                                                               Exhibit No. 11(a)

                   COMPUTATION FOR PRIMARY EARNINGS PER SHARE
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                 (AMOUNTS IN MILLIONS EXCEPT FOR PER-SHARE DATA)
                                    UNAUDITED


                                                              Three Months Ended         Nine Months Ended
                                                                 September 30              September 30
                                                                 ------------              ------------
                                                              1996         1995         1996         1995
                                                              ----         ----         ----         ----
Common Stock and Common Stock Equivalents
-----------------------------------------
Average number of common shares outstanding
  including shares issuable under stock
  options                                                   41.9         37.4            38.9          37.6
                                                            =====        =====           =====         ====
Adjustments to Earnings
-----------------------
Earnings from continuing businesses                        $44.2        $14.4          $111.1         $88.3
Less:
   Dividend requirement on Series A
    convertible preferred stock                            --             4.7             8.8          14.1
Plus:
     Tax benefit on dividends paid on
      unallocated preferred shares                         --             1.1             2.0           3.4
                                                           ---            ----            ----          ---
Primary earnings available for common
-------------------------------------
shareholders:
-------------
     Continuing businesses                                 $44.2        $10.8          $104.3         $77.6

     Discontinued business                                 --             5.0            --            18.2
                                                           ---            ----           ---           ----

     Before Extraordinary Loss                             $44.2        $15.8          $104.3         $95.8

     Extraordinary Loss                                     (8.4)       --               (8.4)        --
                                                            -----       ---              -----        --

     Net Earnings                                          $35.8        $15.8           $95.9         $95.8
                                                           ======       ======          ======        =====

Primary earnings per share of common
------------------------------------
stock
-----
     Continuing businesses                                 $1.06       $0.29            $2.67         $2.06

     Discontinued business                                 --           0.13             --            0.49
                                                           ---          -----            ---           ----

     Before Extraordinary Loss                             $1.06       $0.42            $2.67         $2.55

     Extraordinary Loss                                    (0.20)       --              (0.20)        --
                                                           ------       ---             ------        --

     Net Earnings                                          $0.86       $0.42            $2.47         $2.55
                                                           ======      ======           ======        =====
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